[LOGO]

MANUFACTURERS'
SERVICES LTD.

                                        January 4, 1996

PRIVATE AND CONFIDENTIAL

Mr. Dale R. Johnson
14 Schooner Ridge
Marblehead, MA  01945

Dear Dale:

      I am pleased to offer you an executive position with Manufacturers' Services Limited ("MSL") effective February 1,1996 on the following terms and conditions:

      1. Your title will be Executive Vice President and General Counsel, and you will report directly to me. You will be based in Concord, Massachusetts, although you will spend most of your time in Boston at the offices of Sherburne, Powers & Needham, P.C. ("SP&N") so that you can utilize SP&N's facilities and have available secretarial assistance for MSL matters. You will spend as much time in MSL's Concord office and you will travel as much as necessary to fulfill your responsibilities to the company.

      2. Your compensation will consist of the following:

            (a) Ease Salary at the annual rate of $170,000 payable in accordance with MSL's payroll practices and procedures.

            (b) Incentive compensation consisting of (i) a Target Bonus paid quarterly at a rate of up to 50% of Base Salary, plus (ii) a Super Achievement Bonus paid annually at a rate of up to 50% of Base Salary. The Target Bonus and Super Achievement Bonus will be based, respectively, on achieving or exceeding mutually agreed to goals and objectives for MSL and for your individual performance. Your performance against the agreed to goals and objectives will be reviewed, at least quarterly, on an on-going basis. As a member of MSL's executive staff, the payment of your incentive compensation also will be subject to certain terms and conditions established by the Compensation Committee of MSL's Board of Directors, which terms and conditions have been explained to you.

200 BAKER AVENUE
CONCORD, MASSACHUSETTS USA
01742-2121

508.287.5630
FAX 508.287.5635

[LOGO]

            (c) Stock options pursuant to a stock option plan. MSL's Board of Directors has approved the granting of stock options as compensation, and a specific plan is now being drafted for final Board approval. Options granted will vest over a four-year period with 50% of the options in any grant vesting ratably based on time and 50% vesting based on performance. You will be eligible to participate in this plan and receive options on terms and conditions that are comparable to those for executives in positions similar in rank and compensation to yours with your level of participation based on: (1) the specific terms and conditions of the plan; (2) approval of the Compensation Committee of MSL's Board of Directors; (3) your performance as a manager of MSL; and (4) your achievement of mutually agreed to corporate and personal goals and objectives. In your capacity as an outside legal consultant to the company, you have already been granted options on 75,000 shares of MSL stock. You will be eligible to receive additional options annually according to the foregoing criteria and subject to the terms of the stock option plan when adopted.

      3. In addition to the compensation set forth above, you will be eligible to receive health and life insurance and other employee benefits in accordance with the terms and conditions of the respective company benefit and other plans/policies in force and effect, which may be changed, expanded or diminished from time to time, during the course of your employment by MSL.

      4. You must be able to travel between Boston and Concord frequently and on immediate notice. Therefore, MSL will pay for a monthly parking pass for you in SP&N's office building so that you may always have your automobile available.

      5. MSL recognizes that you have an ethical and professional obligation to SP&N and to those SP&N clients for whom you currently have primary responsibility. MSL will allow you to spend a reasonable amount of time advising SP&N and its clients and making a smooth transition from private practice to your new position, provided that your activities for SP&N and its clients do not interfere with the timely performance of your duties for MSL.

      6. As a condition of your employment by MSL, on your date of hire you agree to sign MSL's Agreement with Respect to Confidential Information and Inventions and Non-Competition.

      7. Under the Immigration Reform And Control Act of 1986, employers are required to verify employment eligibility of all new employees. Upon joining MSL, you will be asked to complete I.N.S. Form I-9 (Employment Eligibility Verification) and to provide, for our review: (i) a driver's license or other official photograph identification card, and (ii) an original Social Security card, birth certificate, United States passport, Certificate of Naturalization or Citizenship, or Alien Registration Card with employment authorization and photograph.

[LOGO]

      8. By signing this offer letter, you represent that you are not subject to any restrictions (including, without limitation, any restrictions in connection with any previous employment) that prevent you from accepting this offer of employment or that materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect) your ability to fulfill your responsibilities as an employee of MSL.

      9. Your employment will be on an at-will basis, and either you or MSL may terminate your employment, at any time, with or without cause.

      10. The foregoing terms and conditions supersede any prior discussions related to your employment by MSL. Please acknowledge your acceptance of these terms and conditions by signing, dating and returning to me the enclosed duplicate original of this offer letter.

      Dale, I want to take this opportunity to say that we look forward to your joining MSL's executive team, and we believe that you will make a significant contribution to MSL's growth.

                                      Very truly yours,

                                      MANUFACTURERS' SERVICES LIMITED


                                      By: /s/ Kevin C. Melia
                                          -------------------------------------
                                          Kevin C. Melia
                                          Chairman, CEO and President


Accepted and Agreed:


/s/ Dale R. Johnson
---------------------------
Dale R. Johnson

Dated: Jan. 31, 1996
      --------------

                                      -3-